Exhibit 10.08

                              CONSULTING AGREEMENT


     This Consulting Agreement is entered into on this 1st day of June, 2001 by and between J Paul Consulting Corp. (hereinafter Consultant), with its principal place of business at 6041 S. Syracuse Way, Suite 307, Englewood, Colorado 80111 and Imagenetix, Inc. (Company), with its principal place of business at 16935 W. Bernardo Drive, #101, San Diego, California 92127.

                                    RECITALS
                                    --------

A. The Company desires to use the services of the Consultant as set forth in
Section 2 hereof.

B. Consultant desires to provide such services upon the terms and conditions hereof.


Now, therefore in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

                                    AGREEMENT
                                   ---------

1. Engagement of Consultant. The Company hereby engages Consultant and Consultant hereby agrees to render services to the Company as a Consultant.

2. Services. During the term of this Agreement, Consultant shall provide advice to and consult with the Company concerning the Introduction of its Companys business plan to the investment banking community. Consultant will provide the Company on a best effort basis the following services:

          a.   Call brokers to initiate following of Companys Common Stock.

          b. Develop additional retail market makers for the Companys Common Stock and the networking of their retail brokers.

          c. Coordinate Broker Company meetings to open and expand Company recognition.

          d. Introduce the Company to various investments banking firms and individual retail brokers.

3. Period of Performance. The period of performance under this Agreement shall be for a primary term of six (6) months from the date hereof provided, however, that the Company has the option to terminate this agreement after three months, i.e., September lst 2001.

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4.   Compensation. As full consideration for the best effort performance of the basic services described above, the Company shall pay Consultant compensation as follows:


          a. Retainer $2,500 per month payable commencing July 1, 2001 and the first day of each month thereafter during the term of this Agreement, provided, however, that payments shall accrue until the Company raises funds for public relations from its next round of private financing.

          b. Expenses: Expenses are expected to be approximately $500.00 per month. Expenses include, but are not limited to the following: travel and lodging, telephone, fax, and other communications; fare of public carrier, photocopy and printing; postage and special mailings. Consultant agrees to obtain prior client approval for any single expense over $500.00. Consultant shall submit a monthly invoice to the Company, which covers monthly reimbursable expenses.

5. Client Information. Since Consultant must at all times rely upon the accuracy and completeness of information supplied to it by the Company officers, directors, agents, and employees, the Company agrees to indemnify, hold harmless, and defend, Consultant, its officers, agents, and employees at the Company's expense, in any proceeding or suit which may arise out of and/or due to any inaccuracy or incompleteness of such material supplied by the Company to Consultant.

6. Disclosure and Confidentiality. The Company shall make available to the Consultant data and other information reasonably necessary to enable Consultant to perform its duties under the Agreement. The Consultant will not disclose to any other person, nor use for its own benefit, any trade secrets or other information designated as confidential by the Company which is acquired by the Consultant in the course of performing services hereunder. A trade secret is information not generally known to the trade that gives the Company an advantage over its competitors. Trade secrets can include, by way of example, products under development, production methods and processes, sources of supply, marketing plans and information concerning the filing or pendency of patent applications.

7. Disclaimer of Responsibility for Acts of Company. The obligations of the Consultant described in this Agreement consist solely of the furnishing of consulting services to the Company as an independent contractor. In no event shall the Consultant be required by this Agreement to act as the agent of the Company or its affiliates, whether or not made pursuant to or in reliance on information or advice furnished by the Consultant hereunder, shall be those of the Company or such affiliates and the Consultant shall under no circumstances be liable for any expense incurred or loss suffered by the Company as a consequence of such decisions.

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


8. Indemnity. The Company agrees to indemnify, and hold the Consultant, its affiliates, officers, employees and agents harmless from and against all losses, claims, damages, liabilities, costs or expenses, (including reasonable attorneys fees and the cost of any of Consultants personnel involved in any such matter) arising out of the Consultants entering into or performing under this Agreement, including costs arising out of any dispute whether the Consultant is a party to such dispute. This indemnity shall not apply, however, where a court of competent jurisdiction has made a final determination that the Consultant engaged in gross recklessness and/or willful misconduct in the performance of consulting services hereunder which gave rise to loss or liability sought to be recovered hereunder (but pending any such final determination, the indemnification and reimbursement provisions of this Agreement shall apply and the Company shall perform its obligations hereunder to reimburse Consultant for its expenses).

     The Consultant agrees to indemnify, and hold the Company, its affiliates, officers, employees and agents harmless from and against all losses, claims, damages, liabilities, costs or expenses (including reasonable attorneys fees and the cost of any of the Companys personnel involved in such matter) arising out of the Companys entering into or performing under this Agreement, including costs arising out of any dispute whether the Company is a party to such dispute. This indemnity shall not apply, however, where a court of competent jurisdiction has made a final determination that the Company engaged in gross recklessness and/or willful misconduct in the performance of its obligations hereunder which any such final determination, the indemnification reimbursement provisions of this Agreement shall apply and the consultant shall perform its obligations hereunder to reimburse Company for its expenses).

9. Assignability. The rights and obligations under this Agreement cannot be voided or reassigned by any party to this Agreement. The Consultant understands that the Company has entered into this Agreement based upon an expectation of the personal services of Jeff Ploen and his assignees and agrees that if Mr. Ploens services become unavailable to the Company, either by Mr. Ploen leaving the employ of the Company or otherwise, the Company may terminate this Agreement on five (5) days notice.

10. Modification. Any modification of this Agreement or additional obligation assumed by any party in connection with this Agreement shall be binding only if signed by the party (or an authorized representative of the party) sought to be bound by such Agreement.

11. Waiver. No waiver of any provision of this Agreement shall be valid unless such waiver is in writing and signed by the person or party against whom charged.

12. Enforcement. This Agreement shall be subject to and governed by the laws of the State of Colorado and any disputes regarding this Agreement shall be resolved in the courts located in the State of Colorado.

13. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the other provision hereof, and this Agreement shall be construed as if such invalid or unenforceable provision were omitted.

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14.  Entire Agreement. This Agreement shall constitute the entire Agreement between the parties and any prior understanding or representation of any kind preceding the date of this Agreement shall not be binding upon either party except to the extent it is incorporated in this Agreement by mutual written consent of the parties.

     IN WITNESS WHEREOF, each party to the Agreement has caused it to be executed in Denver, Colorado on the date(s) indicated below.




IMAGENETIX, INC.                            J PAUL CONSULTING CORP.




By:  /s/  Bill Spencer                      By:  /s/  Jeff Ploen
-----------------------------               ---------------------------------
          Bill Spencer, President                     Jeff Ploen, President


Date:   06-20-01                            Date:   06-06-01
     --------------                              --------------



/s/ Michelle Posey                          /s/  Patricia A. West Willox
-----------------------------               ---------------------------------
    Michelle Posey                               Patricia A. West Willox
    Witness                                      Witness

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